As filed with the Securities and Exchange Commission on November 23, 2010

Registration No. 333 - 170479

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Helix BioPharma Corp.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Canada	2834	Not Applicable
(Province or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

305 Industrial Parkway South, #3
Aurora, Ontario
Canada L4G 6X7
(905) 841-2300
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
Copies to:

Photios (Frank) Michalargias	Nancy Glaister	John Bessonette, Esq.
Helix Biopharma Corp.	Cawkell Brodie Glaister LLP	Kramer Levin Naftalis & Frankel LLP
305 Industrial Parkway South, #3	1260-1188 West Georgia Street	1177 Avenue of the Americas
Aurora, Ontario, Canada L4G 6X7	Vancouver, BC V6Z 2V9	New York, NY 10036
(905) 841-2300 x233	(604) 684-3323 x228	(212) 715-9182

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):
A.	[ ]	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	[X]	at some future date (check the appropriate box below).
	1.	[ ]	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
	2.	[ ]	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	[X]	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	[ ]	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

The information in this short form base shelf prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or province where the offer or sale is not permitted.

This short form prospectus has been filed under legislation in Ontario that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of the issuer at 305 Industrial Parkway South, Unit 3, Aurora, ON, L4G 6X7, telephone: 905-841-2300 and are also available electronically on the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”), which can be accessed at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New issue	November 23, 2010

HELIX BIOPHARMA CORP.
USD $75,000,000
Common Shares
Preferred Shares
Warrants
Units

We may offer from time to time, during the 25 month period that this short form base shelf prospectus (including any amendments hereto) (the "prospectus") remains effective, up to USD $75,000,000 (or the equivalent amount in other currencies) in aggregate of common shares, preferred shares and warrants, as well as units comprising any combination of the foregoing.

The specific terms of any securities offered will be described in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer securities unless accompanied by a prospectus supplement.

There is no market through which the warrants or units may be sold and purchasers may not be able to resell such securities purchased under this short form prospectus. This may affect the pricing of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See “Risk Factors” below and in the applicable prospectus supplement.

Our common shares are listed on the Toronto Stock Exchange ("TSX"), and the NYSE Amex under the symbol “HBP”. In addition, although we did not seek to be listed on the Berlin-Bremen, Frankfurt, Munich, Stuttgart and XETRA stock exchanges our common shares also trade on these exchanges under the symbol “HBP”. On November 19, 2010, the closing price per share of our common shares was C$2.60 on the TSX and USD$2.55 on the NYSE Amex. On November 19, 2010, the closing price per share of our common shares on Berlin-Bremen was EUR1.83, on Frankfurt was EUR1.77, on Munich was EUR1.894, on Stuttgart was EUR1.95, and on XETRA was EUR1.95.

Neither the United States Securities and Exchange Commission ("SEC") nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

We are permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements, which are incorporated by reference in this prospectus, in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. Our financial statements may not be comparable to the financial statements of U.S. companies.

Your purchase of our securities may subject you to tax consequences both in the United States and Canada. This prospectus or any prospectus supplement may not fully describe these tax consequences. You should read the tax discussion in any applicable prospectus supplement.

Your ability to enforce civil liabilities under United States federal securities laws may be adversely affected because we are organized under the laws of Canada, many of our directors and officers and the experts named in this prospectus are residents of Canada and elsewhere, and our assets are substantially located outside the United States.

Our business and an investment in our securities involve significant risks. See "Risk Factors" beginning on page 14 of this prospectus.

No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

This prospectus contains references to Euros, United States dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in Canadian dollars. United States dollars are referred to as "USD" and Euros are referred to as “EUR”.

Our head office is located at 305 Industrial Parkway South, #3, Aurora, Ontario, Canada L4G 6X7. Our telephone number is (905) 841-2300. Our registered office is at 1260 – 1188 West Georgia Street, Vancouver, BC, V6E 4A2.

TABLE OF CONTENTS

EXCHANGE RATES	4
PRESENTATION OF FINANCIAL INFORMATION	5
DOCUMENTS INCORPORATED BY REFERENCE	5
ADDITIONAL INFORMATION	6
ENFORCEABILITY OF CIVIL LIABILITIES	7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	7
HELIX BIOPHARMA CORP.	11
RISK FACTORS	14
CHANGES IN LOAN AND CAPITAL STRUCTURE	29
USE OF PROCEEDS	29
DESCRIPTION OF SHARE CAPITAL, COMMON SHARES AND RELATED INFORMATION	29
PRIOR SALES	31
DESCRIPTION OF WARRANTS	32
DESCRIPTION OF UNITS	32
PLAN OF DISTRIBUTION	33
CERTAIN INCOME TAX CONSIDERATIONS	33
AUDITORS	33
LEGAL MATTERS	34
TRANSFER AGENT AND REGISTRAR	34
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	34
PURCHASERS' STATUTORY RIGHTS	34
AUDITORS' CONSENT	i
CERTIFICATE OF THE CORPORATION	ii

Helix BioPharma Corp. is organized under the Canada Business Corporations Act. In this prospectus, the “Company”, “Helix”, “Helix BioPharma”, “we”, “our” and “us” refer to Helix BioPharma Corp. and its subsidiaries (unless the context otherwise requires). We refer you to the documents attached as exhibits hereto and the documents incorporated by reference herein for more complete information than may be contained in this prospectus. Our principal corporate offices are located at 305 Industrial Parkway South, #3, Aurora, Ontario, Canada L4G 6X7. Our telephone number is (905) 841-2300.

Unless otherwise defined in this prospectus, terms used in this prospectus that are defined in our latest Form 20-F, filed October 29, 2010 on the Canadian System for Electronic Document Analysis and Retrieval (www.sedar.com) which is commonly known by the acronym, "SEDAR" and with the SEC on October 29, 2010 under the United States Securities and Exchange Act of 1934, as amended, at www.sec.gov shall have the meaning set out therein.

EXCHANGE RATES

The following table sets out the closing high, low and average exchange rates for each of the following fiscal years based upon the rates published by the Bank of Canada.

Canadian Dollars per U.S. Dollar One ($1.00)

	2010	2009	2008
High	1.0890	1.2633	1.0589
Low	1.0051	1.0547	0.9680
Average	1.0494	1.1754	1.0072

On November 19, 2010, the closing rate quoted by the Bank of Canada was USD $1.00 = CAD $ 1.0180.

PRESENTATION OF FINANCIAL INFORMATION

Our consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). For a description of the material differences between Canadian GAAP and United States generally accepted accounting principles ("U.S. GAAP") as they relate to our financial statements, see note 17 to our audited consolidated balance sheets as at July 31, 2010 and 2009 and the consolidated statements of operations and comprehensive loss, deficit, shareholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2010, incorporated by reference in this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

We are incorporating by reference in this prospectus certain information contained in documents filed by us with securities regulatory authorities in Canada. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein.

You may obtain copies of the documents incorporated by reference in this prospectus on request without charge from our Chief Financial Officer. Our principal corporate offices are located at 305 Industrial Parkway South, #3, Aurora, Ontario, Canada L4G 6X7. Our telephone number is (905) 841-2300.

The following documents are specifically incorporated by reference in this prospectus:

(a)
our annual report filed on Form 20-F for the year ended July 31, 2010, as filed with the SEC and on SEDAR on October 29, 2010 and which includes our audited consolidated balance sheets as at July 31, 2010 and 2009 and the related consolidated statements of operations and comprehensive loss, deficit, shareholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2010, including the notes thereto and the auditors' report thereon, as also filed on SEDAR on October 29, 2010, and our management’s discussion and analysis included as “Item 5 – Operating and Financial Review and Prospects” in our annual report on Form 20-F;

(b)
our audited consolidated balance sheets as at July 31, 2010 and 2009 and the related consolidated statements of operations and comprehensive loss, deficit, shareholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2010, including the notes thereto and the auditors' report thereon, as separately filed on SEDAR on October 29, 2010 (and filed as Exhibit 99-2 to our report on Form 6-K filed with the SEC on October 29, 2010);

(c)
management's discussion and analysis of our financial condition and results of operations for the year ended July 31, 2010, as filed on SEDAR on October 29, 2010 (and filed as Exhibit 99-3 to the our report on Form 6-K filed with the SEC on October 29, 2010);

(d)
the management information circular for the annual and special meeting of shareholders to be held on December 9, 2010, as filed on SEDAR on November 10, 2010 (and filed as Exhibit 99.1 to our report on Form 6-K filed with the SEC on November 12, 2010); and

(e)
material change report as filed on SEDAR on August 13, 2010, regarding the closing of a private placement financing of 4,530,000 units at $2.43 per unit, for gross proceeds of $11,007,900 (approximately $9,500,000 net). This was also filed as Exhibit 99.1 to our report on Form 6-K filed with the SEC on August 17, 2010.

When new documents of the type referred to in the paragraphs above (other than confidential material change reports), unaudited comparative interim consolidated financial statements, or business acquisition reports are filed by us with, and where required accepted, by the securities regulatory authorities in Canada during the currency of this prospectus, such documents will be deemed to be incorporated by reference in this prospectus. We may also, to the extent permitted by applicable securities law, incorporate other documents by reference into this prospectus.

Upon a new annual report on Form 20-F or annual information form and the related audited annual consolidated financial statements, together with the auditors’ report thereon and management’s discussion and analysis related thereto, being filed by us with the applicable securities regulatory authorities during the currency of this prospectus, any documents of the same type and any interim financial statements, annual and quarterly management’s discussion and analyses, material change reports and business acquisition reports, filed by us prior to the commencement of our financial year in which the new annual report on Form 20-F or annual information form was filed, no longer shall be deemed to be incorporated by reference into this prospectus for the purpose of future offers and sales of securities hereunder.

Any Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) filed with or furnished to the SEC after the date of this prospectus shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We may also incorporate by reference into this prospectus, or registration statement of which it forms a part, other documents we file with or furnish to the SEC pursuant to Section 13(a) or l5(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), if and to the extent expressly provided therein.

One or more prospectus supplements containing specific terms of securities offered will be delivered to purchasers of such securities along with this prospectus and will be deemed to be incorporated by reference in this prospectus solely for the purpose of offering the securities covered by that prospectus supplement.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-10 of which the prospectus forms a part. This prospectus does not contain all the information set out in the registration statement. For further information about us and the securities, please refer to the registration statement, including the exhibits to the registration statement.

We are subject to certain information requirements of the Exchange Act and applicable Canadian securities legislation. We therefore file reports and other information with the SEC and with the securities regulatory authorities of certain of the provinces of Canada. Under a disclosure system adopted by the United States and Canada, we generally may prepare these reports and other information in accordance with the disclosure requirements of Canada. The Canadian requirements are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In particular, we are not required to publish financial statements as promptly as United States companies.

The reports and other information filed by us with the SEC may be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the same documents can also be obtained from the public reference room of the SEC in Washington, D.C. by paying a fee. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that we file electronically with it, including the registration statement that we have filed with respect hereto.

Copies of reports, statements and other information that we file with the Canadian provincial securities regulatory authorities are electronically available on SEDAR. Reports and other information about us are also available for inspection at the offices of the TSX.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the laws of the Canada Business Corporations Act. Many of our directors and officers, and certain of the experts named in this prospectus are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon such directors, officers and representatives of experts who are not residents of the United States or to enforce against them judgements of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities laws of any state within the United States. It may also be difficult for holders of these securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws.

We filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System as our agent.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including documents incorporated by reference herein) contains forward-looking statements and information (collectively, “forward-looking statements”) within the meaning of U.S. and Canadian securities laws. Forward-looking statements are statements and information that are not historical facts but instead include financial projections and estimates; statements regarding plans, goals, objectives, intentions and expectations with respect to our future business, operations, research and development, including our focus on our two drug candidates; and other information in future periods. Forward-looking statements include, without limitation, statements concerning the possibility that we may raise up to USD $75,000,000 pursuant to this prospectus; our planned development programs for Topical Interferon Alpha-2b and L-DOS47, including extensions of the drug candidates for other indications; market opportunities for the two drug candidates, including but not limited to the size of the market, and the anticipated superiority of the drug candidates; our planned regulatory filings for the drug candidates; our planned future U.S. Phase I and Polish Phase I/II clinical trials for L-DOS47, as well as our planned future U.S. Phase II/III and European Phase III clinical trials for Topical Interferon Alpha-2b (low-grade cervical lesions), including seeking strategic partner support for such trials; future financing requirements; commercialization plans; development of necessary strategic alliances and strategic partner support; and continued supply of interferon alpha-2b, the key ingredient in Topical Interferon Alpha-2b. Forward-looking statements can be identified by the use of forward-looking terminology such as “possibility”, “designed to”, “wishes”, “prospective”, “continue to”, “focus”, “timely”, “currently”, “must”, “option”, “goals”, “can”, “prevent”, “predict”, “if”, “decide to”, “extended”, “risk”, “try to”, “ability”, “maintain”, “volatile”, “follow”, “be”, “develop”, “require”, “consider”, “expects”, “plans”, “potential”, “believe”, “intend”, “opportunities”, “anticipated”, “next”, “ongoing”, “pursue”, “objective”, “future”, or the negative thereof or any other variations thereon or comparable terminology referring to future events or results, or that events or conditions “will”, “may”, “might”, “could”, “would”, or “should” occur or be achieved, or comparable terminology referring to future events or results.

Forward-looking statements are statements about the future and are inherently uncertain, and are necessarily based upon a number of estimates and assumptions that are also uncertain. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Forward-looking statements, including financial outlooks, are intended to provide information about management’s current plans and expectations regarding future operations, including without limitation, future financing requirements, and may not be appropriate for other purposes. Certain material factors, estimates or assumptions are applied in making forward-looking statements, including, but not limited to, the safety and efficacy of our drug product candidates, successful GMP manufacturing and other activities leading up to our planned investigative new drug (“IND”) application and clinical trial application (“CTA”) filings for L-DOS47 and our planned CTA and additional IND filings for Topical Interferon Alpha-2b; the timely provision of services by third parties; future revenue and costs; and the receipt of required regulatory approvals, necessary financing and strategic partner support.

Our actual results could vary materially from those anticipated in the forward-looking statements contained in this prospectus as a result of numerous known and unknown risks and uncertainties, including, without limitation, the risk that our assumptions used in making forward-looking statements may prove to be incorrect, as well as the risks and uncertainties set forth below. Any of these risk factors could cause actual results to differ materially from current results or the Company’s anticipated future results:

  our need for additional capital which may not be available in a timely manner or at all and which, if not obtained, will have a material adverse impact on the Company and its ability to continue, and without limiting the generality of the foregoing, we may not raise any funding under this prospectus or if we do, it may be substantially less than USD $75,000,000;

  the possibility of dilution of current shareholders from future equity financings;

  the impact of the global economic downturn and credit crisis which has negatively affected the availability and terms of debt and equity financings and may have a negative effect on our sales operations and research and development initiatives;

  uncertainty whether a CTA or additional IND information will be compiled or submitted for Topical Interferon Alpha-2b or an IND or CTA will be compiled or submitted for L-DOS47 as currently planned or at all, or if submitted, whether we will be permitted to undertake the proposed human testing;

  uncertainty whether Topical Interferon Alpha-2b or L-DOS47 will be successfully developed and marketed as a drug or at all, and in the case of Topical Interferon Alpha-2b for the AGW indication, uncertainty of the next steps, if applicable, based on the recently reported Phase II AGW trial results, and the focus and resources we are placing on these two drug candidates;

  intellectual property risks, including the possibility that patent applications may not result in issued patents, that issued patents may be circumvented or challenged and ultimately struck down, that any upcoming expiry of an issued patent, including without limitation, the expiry in 2013 of three patents issued in respect of Topical Interferon Alpha-2b, may negatively impact the further development or commercialization of the underlying technology, and that we may not be able to protect our trade secrets or other confidential proprietary information;

  risks associated with potential claims of infringement of third party intellectual property and other proprietary rights;

  research and development risks, including the fact that L-DOS47 and Topical Interferon Alpha-2b are complex compounds and we face difficult challenges in connection with the manufacture of clinical batches of L-DOS47 or Topical Interferon Alpha-2b which could further delay or otherwise negatively affect our planned IND and CTA filings for L-DOS47, our planned CTA and additional IND filings for Topical Interferon Alpha-2b, and our planned clinical trials, difficulty in patient recruitment, and the risk of obtaining negative findings or factors that may become apparent during the course of research or development which may result in the discontinuation of the research or development projects;

  our dependence on our contractors, consultants, advisors and licensees, including without limitation, contract research organizations, contract manufacturing organizations, clinical trial consultants, collaborative research consultants, regulatory affairs advisors, and others, whose performance and interdependence can critically affect our performance and the achievement of our milestones;

  the risk that our supplier of Topical Interferon Alpha-2b may not continue to provide us with interferon alpha-2b or exercise its commercialization option, or that we may not secure strategic partner support for our planned U.S. Phase II/III and European Phase III clinical trials, any of which could have a material adverse effect on the drug’s further development and commercialization and that we may not be able to timely obtain alternative suppliers upon commercially viable terms or at all;

  the risk that we and our supplier of L-DOS47 may not enter into a new agreement for the manufacture and supply of further quantities of urease and L-DOS47 in a timely manner, upon commercially viable terms or at all, and the risk that we may not be able to obtain alternative suppliers in a timely manner, upon commercially viable terms or at all, any of which could have a material adverse effect on the drug’s further development and commercialization;

  our dependence on assurances from third parties regarding licensing of proprietary technology owned by others, including our dependence on our license of the L-DOS47 antibody;

  the need to secure new strategic relationships, which is not assured, to commercialize L- DOS47 or Topical Interferon Alpha-2b and any other drug candidates, which may arise out of them;

  uncertainty whether the planned Topical Interferon Alpha-2b U.S. Phase II/III and European Phase III clinical trials or the L-DOS47 U.S. Phase I and Polish Phase I/II clinical studies will be approved, undertaken or completed as planned or at all or will achieve expected results;

  the risk that our expected timing of meeting certain objectives, including without limitation the filing of an IND and CTA for L-DOS47 and the filing of a CTA for Topical Interferon Alpha-2b, other development activities, commencement and completion of clinical trials and receipt of anticipated regulatory approvals, may not be met in the time expected or at all;

  government regulation, including without limitation the need for regulatory approvals of our IND and CTA for each of L-DOS47 and Topical Interferon Alpha-2b, and the continuing need for additional regulatory approvals for both the development and commercialization of products, none of which are assured;

  the need for future clinical trials, the occurrence and success of which cannot be assured;

  manufacturing risks, the need to manufacture to regulatory standards, uncertainty whether the manufacturing process for our drug candidates can be further scaled-up successfully or at all and the risk that clinical batches of our drug candidates may not be able to be produced in a timely manner or at all, which would have a negative effect on the timing and/or occurrence of planned clinical trials and the potential commercialization of the drug candidates;

  the dependence of our distribution business on a few customers and a few suppliers, the loss of any of which would negatively impact our operations, including one distribution agreement set to expire in March 2011, which if not replaced by a new renegotiated contract could have a material adverse effect on our product revenue;

  uncertainty of the size and existence of a market opportunity for, and market acceptance of, our products, including our proposed products;

  uncertainty as to availability of raw materials, and in particular, GMP grade materials, on acceptable terms or at all;

  product liability and insurance risks;

  the effect of competition;

  the risk of unknown side effects;

  the possibility that we will pursue additional development projects or other business opportunities;

  the need to attract and retain key personnel;

  we have limited sales, marketing and distribution experience;

  risks associated with the fact that the U.S. Food and Drug Administration (“FDA”) and any other regulatory agency that Helix has consulted are not bound by their pre-IND/scientific advice meetings, nor are any approvals given by one regulatory agency binding on another;

  rapid technological change and competition from pharmaceutical companies, biotechnology companies and universities, which may make our technology or products obsolete or uncompetitive;

  the risk of unanticipated expenses or unanticipated reductions in revenue, or both;

  the impact on our finances resulting from shifts in foreign exchange rates;

  the risk of litigation which could be time consuming, expensive and which we might lose;

  the risk that we may be called upon to indemnify our directors and officers pursuant to indemnity agreements entered into with them;

  the fact that the price and trading volumes of shares of biotechnology companies such as ours are generally, and for us, have been and are likely to be, volatile;

and other risk factors that are discussed under “Risk Factors” beginning on page 14 of this prospectus or identified in our other public filings with the Canadian Securities Administrators at www.sedar.com or with the SEC at www.sec.gov.

For all of the reasons set forth above, investors should not place undue reliance on forward-looking statements. Forward looking statements are based upon the beliefs, assumptions, opinions and expectations of our management at the time they are made and we do not assume any obligation to update any forward looking statement should those beliefs, assumptions, opinions or expectations, or other circumstances change, except as required by law.

Data relevant to estimated market sizes for Helix’s lead products under development are presented in this prospectus and/or documents incorporated herein by reference. This data has been obtained from a variety of published resources, including published scientific literature, websites and information generally available through publicized means. Helix attempts to source reference data from multiple sources whenever possible for confirmatory purposes. Although Helix believes the foregoing data is reliable, Helix has not independently verified the accuracy and completeness of this data. Helix assumes no obligation to update any such data.

HELIX BIOPHARMA CORP.

OUR BUSINESS

Helix was originally formed upon the amalgamation of International Helix Biotechnologies Inc. and Intercon Pharma Inc. pursuant to Articles of Amalgamation on July 31, 1995 under the Canada Business Corporations Act (the “CBCA”). On April 30, 2008, Helix further amalgamated, by way of short-form vertical amalgamation under the CBCA, with four wholly-owned subsidiaries.

We are a Canadian biopharmaceutical company focused on cancer therapy. We are actively developing innovative products for the treatment and prevention of cancer based on our proprietary technologies. Helix’s product development initiatives are currently focused on our L-DOS47 and Topical Interferon Alpha-2b new drug candidates. Ongoing revenue consists of (i) product revenue from the distribution in Canada primarily of Klean-Prep®1, Orthovisc®1 and MonoviscTM1 and (ii) royalty payments from Helsinn-Birex Pharmaceuticals Ltd. (“Helsinn”) relating to its license of our Klean-Prep® technology.

DOS47

DOS47 – A broad anti-cancer therapeutic candidate

DOS47 was conceived to offer a novel approach to cancer therapy by leveraging a natural process in the body called the urea cycle, to produce an anti-cancer effect. DOS47 is based upon a naturally occurring enzyme called urease that essentially reverses the urea cycle by breaking down urea into metabolites that include ammonia and hydroxyl ions. DOS47 is believed to stimulate an increase in the pH of the microenvironment surrounding the cancerous cells, effectively reversing the acidic extra-cellular conditions that are known to be necessary for cancer cell survival. The local production of ammonia at the site of cancerous tissues is thought to readily diffuse into the cancer cells to exert a potent cytotoxic effect by interfering with their critical metabolic functions. In addition, the enzymatic action of urease at the site of cancerous cells is believed to be repetitive and sustainable due to the plentiful supply of urea that is furnished by the body. Urease is isolated from a naturally occurring plant, jack beans.

Helix intends to pursue the development of DOS47 both as a monotherapy and as an adjunct therapy in combination with certain chemotherapeutics and/or radiation therapies, with a view to maximizing DOS47’s commercialization potential. Helix continues to explore opportunities to expand our product pipeline with new DOS47-based therapeutics pending the identification of further tumor targeting agents, such as the lung adenocarcinoma-specific antibody component of L-DOS47 described below.

L-DOS47

L-DOS47 is the first targeted therapeutic immunoconjugate under development based upon Helix’s DOS47 technology. Helix’s L-DOS47 is a new drug in development that is intended to offer an innovative approach to the first-line treatment of inoperable, locally advanced, recurrent or metastatic non-small cell lung cancer (“NSCLC”), a condition of significant and unmet medical need which Helix has estimated currently affects approximately 160,000 people annually in the U.S. alone, based on information published in “Cancer Facts and Figures 2010” by the American Cancer Society (www.cancer.org). L-DOS47 is designed to act in a targeted manner, affecting NSCLC cells and

[1] Klean-Prep®is a registered trademark in Canada of Helix BioPharma Corp. Orthovisc® and MonoviscTM are trademarks of Anika Therapeutics, Inc.

especially those of the adenocarcinoma type, preferentially over any other cells in the body. In order to do this, the L-DOS47 drug molecule includes a highly specialized camelid-derived single domain antibody, designed to identify a unique CEACAM6 antigenic site predominantly associated with lung adenocarcinoma cells. In 2005, Helix entered into a worldwide exclusive license with Canada’s National Research Council (“NRC”), through which we obtained the rights to combine this antibody with our DOS47 technology. We have certain royalty and milestone payment obligations pursuant to the license agreement. A more detailed description of this agreement can be found in our latest Form 20-F filed at www.sedar.com and at www.sec.gov. A patent application in respect of the antibody has been filed in Canada and the United States, and other countries.

Helix continues to carry out its preparations for filing an IND with the FDA for a U.S. Phase I clinical study, and a CTA with the European regulatory authorities for a parallel Phase I/II clinical study to be conducted in Poland.

Helix’s objective for the commercialization of L-DOS47 is to enter into a strategic alliance with an appropriate pharmaceutical company at some point in the future. Before doing so, Helix plans to endeavor to generate value-adding clinical findings demonstrating the safety and efficacy of L-DOS47 in patients.

TOPICAL INTERFERON ALPHA-2B

Helix is developing Topical Interferon Alpha-2b for the treatment of certain skin/mucosal lesions caused by Human Papilloma Virus (“HPV”) infections. HPV is one of the most common sexually transmitted infections and is linked to a variety of cancers.

Helix’s Topical Interferon Alpha-2b formulation incorporates our patented Biphasix™ technology, which is designed to facilitate the delivery of macromolecules such as interferon alpha-2b across the surface of skin/mucosal tissues. Topical Interferon Alpha-2b is intended to offer a self-administered therapy to deliver interferon alpha-2b to the viable epidermis, combating HPV infections where they would otherwise cause abnormal cellular proliferation.

Human leukocyte-derived interferon alpha-2b is a well established recombinantly produced drug therapy with potent antiviral effects that is only available today in injectable form. Helix’s Topical Interferon Alpha-2b is intended to offer a superior cream dosage form of interferon alpha-2b for dermatological applications.

In December 2000, we signed an agreement with Schering Corporation (“Schering”), granting it the option to obtain an exclusive worldwide license to use our Biphasix™ technology in pharmaceutical products containing interferon-alpha. Schering’s option may be exercised at any time up to 60 days following the successful completion of Phase III clinical trials. Included in the option agreement are terms for the grant of a license to Schering for the life of the associated patents, which provides for milestone payments and royalties on Topical Interferon Alpha-2b product sales. As part of the agreement, Schering agreed to supply to us, at no charge, a quantity of interferon alpha-2b for use in our Topical Interferon Alpha-2b approved development program. We may require additional interferon alpha-2b beyond this quantity, which will require Schering’s written approval. A more detailed description of our agreement can be found in our latest Form 20-F filed at www.sedar.com and at www.sec.gov.

Topical Interferon Alpha-2b (low-grade cervical lesion therapeutic indication, formerly referred to as “LSIL” or low-grade cervical dysplasia)

Helix’s lead product candidate for Topical Interferon Alpha-2b is under development as a prospective treatment for potentially pre-cancerous low-grade cervical lesions based upon Helix’s Biphasix™ technology.

Helix completed in 2007 a European Phase II clinical study of Topical Interferon Alpha-2b in women with potentially precancerous low-grade squamous intraepithelial lesions (“LSIL”). Following this study, Helix conducted a Phase II pharmacokinetic study in women with low-grade CIN 1 or CIN 2 cervical lesions on colposcopic directed biopsy.

Helix plans to progress to randomized, placebo-controlled double-blind studies to evaluate the product in an expanded patient population in patients with low-grade cervical lesions. Helix wishes to perform two parallel pivotal efficacy trials, one in the U.S. as a Phase II/III trial and another one in Europe as a Phase III trial, requiring approximately 500 patients per trial over an estimated two-year duration for each trial, in order to support marketing authorizations.

In addition to needing regulatory approvals and sufficient financing to conduct these trials, we also require strategic partner support prior to proceeding with the trials. If we receive regulatory approval for either our proposed U.S. Phase II/III trial or our proposed European Phase III trial, we will not be able to go ahead with the trials without sufficient funding beyond our current capital resources. Regulatory approval, raising of sufficient capital or securing suitable strategic partner support are not assured. Obtaining strategic partner support may also involve revising our agreement with Schering, which will require its consent. Helix is postponing hiring the necessary contract research organizations and study support resources to execute the proposed U.S. Phase II/III and European Phase III trials until after the necessary regulatory approvals, financing and strategic partner support are obtained.

Topical Interferon Alpha-2b (other indications)

We have also investigated the use of Topical Interferon Alpha-2b for the treatment of patients with ano-genital warts. We have completed a Phase II clinical trial for this indication, which showed that the drug candidate was well tolerated. The trial showed no statistically significant treatment effects between the treatment and the placebo groups. We are considering the results of this trial to determine our next steps, if applicable. Currently, we are not allocating resources to this indication.

In addition to the use of Topical Interferon Alpha-2b as a treatment for HPV-induced cervical lesions, we believe that there is potential to develop the product for additional indications. However, we are not currently allocating resources to these other potential clinical indications.

DRUG DISTRIBUTION IN CANADA AND INTERNATIONAL LICENSING

We distribute certain products in Canada. The three main products being distributed are:

•	Orthovisc® and MonoviscTM, treatments for osteoarthritis of the knee; and
•	Our proprietary gastro-intestinal lavage product, Klean-Prep™.

We also license Klean-Prep™ to Helsinn worldwide, except the U.S. and Canada. We earn royalties from Helsinn on the sale of Klean-Prep™.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Prospective investors should carefully consider, together with other matters referred to in this prospectus, the following risk factors. If any event arising from these or any other risks occurs, our business, prospects, financial condition, results of operations and cash flows could be materially adversely affected.

This prospectus contains forward-looking statements and information within the meaning of U.S. and Canadian securities laws that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements and information. Factors that might cause such a difference include those discussed below and elsewhere in this prospectus.

RISKS RELATED TO OUR BUSINESS

We have a history of losses and expect to continue to incur additional losses for the foreseeable future.

Helix’s primary focus is on the research and development of pharmaceutical product candidates, which requires the expenditure of significant amounts of cash over a relatively long time period. Our cash flows from our distribution and licensing activities do not, and are not expected to, provide sufficient income to fully fund our research and development expenditures. There can be no assurance that we will ever record any earnings.

Helix has additional financing requirements and requires access to capital, which may not be available, as a result of which there can be no assurance that we will be able to carry out our business plan and continue as a going concern.

We have a history of losses and expect to continue to incur losses for the foreseeable future. Our cumulative deficit as at July 31, 2010 was $87,263,000. As of July 31, 2010, our working capital was $13,387,000. On August 6, 2010, we announced the completion of a private placement, issuing 4,530,000 units at $2.43 per unit, for net proceeds of approximately $9,500,000.

Based on our planned expenditures and assuming no unanticipated expenses, we estimate that our cash reserves and expected cash from operations will be sufficient to meet our anticipated cash needs for working capital and capital expenditures through at least the next twelve months.

We have no external sources of liquidity, such as bank lines of credit. We will require future additional financing to carry out our business plan. The market for both debt and equity financings for companies such as Helix has always been challenging, and the global economic downturn and credit crisis have added further challenges. There can be no assurance that a financing, whether debt or equity, will be available on acceptable terms or at all. The failure to obtain financing on a timely basis may result in us having to reduce or delay one or more of our planned research, development and marketing programs and to reduce related overhead, any of which could impair our current and future value. It may also have a material adverse effect on our ability to continue as a going concern. Any additional equity financing, if obtained, may result in significant dilution to the existing shareholders at the time of such financing. We may also seek additional funding from other sources, including technology licensing, co-development collaborations, and other strategic alliances, which, if obtained, may reduce our interest in our projects or products. There can be no assurance, however, that any such alternative sources of funding will be available.

Rapid technological change could render our technology non-competitive and obsolete.

The biotechnology and pharmaceutical industries are subject to rapid and substantial technological change. Developments by others may render our products and/or technologies non-competitive, and we may not be able to keep pace with technological developments. Competitors have developed technologies that could be the basis for competitive products. Some of these products have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by us and may be more effective and less costly than the products developed by us. In addition, other forms of medical treatment may offer competition to our products.

Our products may not be accepted.

If any products are successfully developed by us and approved by applicable regulatory authorities for marketing, such products may not achieve market acceptance. The product candidates that we are attempting to develop will compete with a number of drugs and therapies marketed and manufactured by pharmaceutical companies, as well as products currently under development by such companies and others. The degree of market acceptance of any products developed by us, if any, will depend on a number of factors, including the establishment and demonstration in the medical community of the clinical efficacy and safety of our products, and their potential advantage over alternative treatment methods. Physicians, patients and/or the medical community in general may not accept and or utilize any products that may be developed by us. Failure to gain market acceptance of either of our products currently under development could have a material adverse effect on us.

We are conducting early stage research and development initiatives for products under development which may never generate revenue.

We are conducting early stage research and development initiatives and are currently in the process of developing new products that will require further time consuming and costly research and development. It will be a number of years, if ever, before our products in development begin to generate revenues, if at all. Our developments may never be successful in this regard. Our success will in part depend on our ability to assess the future market potential for our products, the protection of such products, obtaining regulatory approvals, and the quality of our research and development. To achieve sustained profitability, we must, alone or with others, successfully develop, protect, obtain regulatory approvals for, and commercialize our product candidates. In addition, to the extent we rely upon others for research, development, manufacturing, regulatory, and commercialization activities, our ability to achieve profitability will be dependent upon the success of such outside parties. Without limiting the generality of the foregoing, neither L-DOS47 nor Topical Interferon Alpha-2b may ever be successfully developed or commercialized.

We lack the financing, expertise, infrastructure and other resources necessary to singularly support a new drug product from clinical development through to marketing.

Helix’s current objective for the commercialization of L-DOS47 is to enter into a strategic alliance with an appropriate pharmaceutical partner at some point in the future, after first generating value-adding clinical findings demonstrating the safety and efficacy of L-DOS47 in patients. There can be no assurance, however, that L-DOS47 will enter the clinical trial stage, that any such findings will be generated, or that any such strategic alliance will be achieved, or if achieved, that it will result in revenue to us.

The commercialization of Topical Interferon Alpha-2b is subject to an option granted to Schering to obtain an exclusive worldwide license to use our Biphasix™ technology in pharmaceutical products containing interferon-alpha. There can be no assurance that Schering will exercise its option or if it does exercise its option, that any license fees or royalties will be received by us, other than the initial license fee due on exercise of the option. If Schering does not exercise its option, then Helix’s objective with respect to the commercialization of Topical Interferon Alpha-2b would be to enter into a strategic alliance with another appropriate pharmaceutical partner for the commercialization of the drug product. However, there can be no assurance that any such strategic alliance will be achieved, or if achieved, that it will result in revenue to us.

We will require strategic partner support in order to conduct future clinical trials of Topical Interferon Alpha-2b, which may involve revising our agreement with Schering, requiring its consent. There can be no assurance that appropriate strategic partner support can be obtained upon favorable terms or at all, or, if obtained, that the strategic partner will perform as expected.

The scientific research and development activities of Helix involve substantial risks and uncertainties including factors beyond our control which could prevent our products from becoming commercially viable.

Medical and pharmaceutical research and development is a speculative venture involving substantial risks. It is uncertain that the expenditures to be made by us in connection with our research projects will result in any significant or commercial product developments. In addition, factors beyond our control may affect the commercial viability of any products developed or discovered. These factors include, but are not limited to:

  unexpected toxicities or lack of efficacy of prospective products that become apparent during the course of research or development that makes them unattractive or unsuitable for human use;

  preliminary results as seen in animal testing that are not substantiated in human clinical trials;

  other negative findings or factors that may become apparent during the course of research or development which may result in the discontinuation of the research or development projects;

  inability to produce products in a commercially viable format, including but not limited to inability to produce a product having adequate shelf-life stability properties to support commercial storage and distribution of the product;

  unforeseen prohibitive commercial production costs which may result in our inability to successfully compete in the marketplace;

  the effect of competition; and

  a variety of statutes and regulations which govern the manufacture and sale of human therapeutic products. These laws require the approval of manufacturing facilities, including adherence to “good manufacturing practices” during production and storage, the controlled research and testing of products, governmental review and approval of submissions requiring manufacturing, preclinical and clinical data to establish the safety and efficacy of the product for each use sought in order to obtain marketing approval, and the control of marketing activities, including advertising and labeling.

The products currently under development by us will require significant development, clinical testing and investment of significant funds prior to their commercialization. The process of obtaining required approvals (such as, but not limited to, the approval of the FDA, Canadian Therapeutic Products Directorate (“TPD”), a division of Health Canada, and comparable agencies in Europe), is costly and time-consuming. Future products may never be successfully developed, prove safe and effective in clinical trials, receive applicable regulatory approvals, or have sufficient commercial properties, such as an acceptable shelf-life, to make them commercially viable. Further formulation work may be required to extend the shelf-life of L-DOS47 and Topical Interferon Alpha-2b for commercial purposes, the outcome of which is not certain and which may prevent either or both products from being commercialized. Potential investors should be aware of the risks, problems, delays, expenses and difficulties which may be encountered by us in view of the extensive regulatory environment which controls our business.

Helix has direct competition from companies and universities which may render our technology and products obsolete or non-competitive.

Technological competition from pharmaceutical companies, biotechnology companies and universities is intense and is expected to increase. Many of our competitors and potential competitors have substantially greater product development capabilities and financial, scientific, marketing and human resources than us. Other companies may succeed in developing products earlier than us, obtaining regulatory approvals for such products more rapidly than us, or in developing products that are more effective than those proposed to be developed by us. Research and development by others may render our technology or products obsolete or non-competitive or result in treatments or cures superior to any therapy developed by us. Any therapy that is successfully developed by us may not be preferred to any existing or newly developed technologies.

We must demonstrate the safety and efficacy of our products during the clinical trials at all stages of development in order to obtain regulatory approval for the commercial sale of our products.

We must demonstrate through pre-clinical studies and clinical trials that our products under development, including our L-DOS47 and Topical Interferon Alpha-2b, are safe and efficacious before we can obtain regulatory approval for the commercial sale of our products. The results from preclinical studies and clinical trials may not be totally predictive of results obtained in later clinical trials. Our clinical trials or those of our collaborators may not demonstrate safety and efficacy necessary to achieve regulatory approvals or may not result in marketable products. A number of companies in the biotechnology and pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials and pre-clinical studies. The timing and success of clinical trials depend on various factors, including:

  sufficient patient enrollment which may be affected by the incidence of the disease studied, the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for a patient to participate in the study and the rate of patient drop-out. Patient enrollment challenges have negatively affected the timing and completion dates of our Phase II pharmacokinetic study of Topical Interferon Alpha-2b in patients with cervical dysplasia;

  regulatory agency policies regarding requirements for approval of a drug, including granting permission to undertake proposed human testing;

  our capacity to produce or have produced clinical trial material in sufficient quantities and of sufficient quality to meet the schedule for our planned clinical trials; and

  performance by third parties, such as clinical research organizations, on whom we rely to support our clinical trials.

A failure of one or more of our clinical trials can occur at any stage of testing. Clinical trials are complex, expensive and uncertain, and have a high risk of failure. Data obtained from pre-clinical and clinical studies may be interpreted in different ways, or incorrectly reported, which could delay or prevent further development of the drug candidate studied. Failure to complete clinical trials and to obtain successful results on a timely basis could have a material adverse effect on us.

The timing of our internal goals may change dramatically due to delays, failures, additional data required by regulators and uncertainty in the regulatory approval process.

We set internal goals for and make public statements regarding our expected timing of meeting the objectives material to our success, including the filing of an IND and CTA for L-DOS47 and the filing of a CTA and additional IND information for Topical Interferon Alpha-2b, commencement and completion of clinical trials and anticipated regulatory approvals. The actual timing of these forward-looking events can vary dramatically due to factors such as delays or failure in pre-clinical program activities, including without limitation, scaling-up our drug product candidates, delays or failures in clinical trials, the need to develop additional data required by regulators as a condition of approval, the uncertainties inherent in the regulatory approval process and delays in achieving manufacturing or marketing arrangements necessary to commercialize our product candidates. We have previously experienced a number of delays in our expected timing of various activities for both L-DOS47 and Topical Interferon Alpha-2b, including without limitation, delays in completing manufacturing scale-up activities due to third party scheduling and technical issues, and slower than expected patient recruitment rates for the Phase II Topical Interferon Alpha-2b clinical studies in Europe. Some of these delays have in turn caused delays in our expected timing of filing an IND/CTA for our planned U.S. Phase I and Polish Phase I/II clinical trials of L-DOS47, and for our planned Phase II/III clinical trials in the United States and our planned Phase III clinical trial in Europe, respectively, of Topical Interferon Alpha-2b in patients with HPV-positive low-grade cervical lesions. It is possible that these or other types of delays in completing pre-IND/CTA filing activities will again delay our planned IND/CTA filings, which may not be made within our current anticipated timelines or at all. Once IND/CTA filings are completed and submitted, there is still uncertainty whether we will be permitted to undertake the proposed human testing we plan to do, and when we will be allowed to do so. Failure to meet such timelines could have a material adverse effect on us. Without limiting the generality of the foregoing, it is possible that the planned future IND or CTA filings will never be made for L-DOS47 or CTA filings or additional IND information filings will never be made for Topical Interferon Alpha-2b or any other products we attempt to develop.

The marketability of our products may be affected by delays and the inability to obtain necessary approvals, and following any market approval, our products will be subject to ongoing regulatory review and requirements which may continue to affect their marketability.

The research, development, manufacture and marketing of pharmaceutical products are subject to regulation by the U.S. FDA and Canadian TPD, and comparable regulatory authorities in other countries. These national agencies and other federal, state, provincial and local entities regulate the testing, manufacture, safety and promotion of the Company’s products. We must receive applicable regulatory approval of a product candidate before it can be commercialized in any particular jurisdiction. The research, development, testing and manufacturing of any product candidate we develop independently or in collaboration with third parties, as well as the distribution, marketing, promotion, advertising, and record keeping of such product candidate, are regulated by numerous federal, state, provincial and local governmental authorities, principally the FDA in the United States, and other similar agencies in other countries. The approval procedures in the United States vary depending on such factors as the novelty of the drug and its intended use and also vary among countries. Changes in regulatory approval policies during the development period, changes in or the enactment of additional statutes or regulations or changes in regulatory review for each submitted product application may cause delays in the approval or rejection of an application. The FDA has substantial discretion in the approval process and may refuse to accept any application, may put our IND submissions for L-DOS47 or Topical Interferon Alpha-2b, or both, on hold for an indeterminate amount of time, or may decide that our data is insufficient for approval and require additional preclinical, clinical or other studies. As announced in our news release dated November 19, 2010, the FDA has put our IND for Topical Interferon Alpha-2b on clinical hold and has requested additional product analytical information. There can be no assurance that such information will be generated in a timely manner or at all, that it will be acceptable to the FDA, that the FDA will not require further information, or that the clinical hold will ultimately be removed. The development and regulatory approval process in each jurisdiction takes many years, requires the expenditure of substantial resources, is uncertain and subject to delays. In addition, approval by a regulatory authority of one country does not ensure the approval by regulatory authorities of other countries. Failure to obtain regulatory approval, any delay or setback in obtaining regulatory approval, or any limitation on drug use required as a condition of approval could:

  adversely affect our ability to market any drugs we develop independently or with collaborators;

  adversely affect our ability to negotiate collaboration or distribution agreements or continue current agreements with certain collaborators or distributors, including our collaborator with respect to Topical Interferon Alpha-2b, who may determine not to provide further quantities of interferon alpha-2b beyond the quantity currently committed, or who may determine not to exercise its option, either of which would adversely affect our further development of Topical Interferon Alpha-2b;

  impose additional costs and diminish any competitive advantages that we may attain; or

  adversely affect our ability to generate product sales and/or royalties based on these sales.

Even if we obtain marketing approval in a particular jurisdiction, there may be limits on the approval and our products will be subject to ongoing regulatory review and regulatory requirements in that jurisdiction. If we and/or any prospective marketing partners fail to comply with these requirements, marketing approval and sales of any approved commercial products could be suspended, and fines and other judicial sanctions, including product seizures, injunction actions and criminal prosecutions could be imposed. Any regulatory approval subject to limitations on the uses for which the product may be marketed or to conditions of approval, could affect the marketability of the product. In addition, the terms of approval may contain requirements for costly post-market follow-up studies or post-market surveillance to monitor the safety or efficacy of the product, which could reduce our revenues, increase our expenses or render the approved product not commercially viable.

Helix is dependent on key personnel and the loss of any of these individuals could adversely affect us.

Our ability to continue our development of potential products, and to develop a competitive edge in the marketplace, depends, in large part, on our ability to attract and maintain qualified key management personnel. Competition for such personnel is intense and we may not be able to attract and retain such personnel. Helix’s growth will depend on the efforts of our senior management, particularly our Chief Executive Officer and Chairman of our board of directors (the “Board”), Donald H. Segal; President and Chief Operating Officer, John M. Docherty; Chief Scientific Officer, Heman Chao; and Chief Financial Officer, Photios (Frank) Michalargias. We have entered into employment agreements with each of these individuals. Such employment agreements have no fixed term. We may terminate an employment agreement without cause on payment of severance or the giving of required notice, or a combination of both. The employee may terminate his employment agreement for cause, or (i) on giving sixty (60) days’ notice, or (ii) within thirty (30) days of being informed by or on behalf of the Board that the employee is required to perform his services primarily at a location outside of the York Region or the Greater Metropolitan Toronto area, Province of Ontario, or (iii) within six (6) months following a change of control of Helix. In the case of termination by the employee under (ii) or (iii) of the foregoing sentence, we must pay the employee specified severance. If we lose the services of key personnel, we may be unable to replace them, and our business could be negatively affected. In addition, we do not carry key-man insurance on any individuals.

We are dependent on our patent rights, and if patent rights are not issued or are invalidated or circumvented, our business would be adversely affected.

We will be able to protect our intellectual property rights from unauthorized use by third parties only to the extent that our intellectual property rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We try to protect our intellectual property position by filing patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. We will also, from time to time, license rights to intellectual property which is the subject of patent applications of third parties, such as in the case of our license from the NRC for the antibody used in L-DOS47. Because the patent position of pharmaceutical companies involves complex legal and factual questions, the issuance, scope and enforceability of patents cannot be predicted with certainty. Patent applications may not result in patents being issued. Even if issued, the patents may not be issued with claims sufficiently broad to protect our products and technologies, may not provide us with a competitive advantage against competitors with similar products or technologies, and may be challenged, invalidated or circumvented. If our owned or licensed patents are invalidated, or patents are not issued in respect of our owned or licensed patent applications, we will lose the ability to exclude others from making, using or selling the invention claimed. Moreover, an issued patent does not guarantee us the right to practice the patented technology or commercialize a product using that technology. Third parties may have blocking patents that could be used to prevent us from developing our product candidates, selling our products or commercializing the patented technology. Thus, any patents that we own or license from others may not allow us to exploit the rights conferred by the intellectual property protection. Furthermore, others may independently develop products or technologies similar to those that we have developed or discover our trade secrets. In addition, the laws of many countries do not protect our intellectual property rights to the same extent as the laws of Canada and the United States, and those countries may also lack adequate rules and procedures for defending our intellectual property rights.

Certain of our major products may lose patent protection in the near future and, if that occurs, the development of our products would be adversely affected.

Patents have a finite life, generally 20 years from the date of initial application. Because pharmaceutical drug development is a long-term proposition involving, among other things, years of research, clinical trials, manufacturing scaling-up, regulatory applications and approvals, a patent applied for at the early stages of research and development of a drug candidate may only protect the patent holder’s rights following the drug’s commercialization for a time period substantially less than 20 years. The amount of remaining life of a patent will ordinarily be a substantial factor in attracting commercialization partners for the underlying drug, and will affect the terms of the arrangement between us and any such partner.

In the case of Topical Interferon Alpha-2b, three patents are scheduled to expire in 2013. While we made a patent application with the U.S. Patent and Trademark Office claiming a priority date of 2007 with a view to further strengthening our patent portfolio for Topical Interferon Alpha-2b, specifically the cervical dysplasia indication, such patent may not be issued. If such patent is issued, Schering will be a joint owner. The failure of such patent to be issued may adversely affect the further development of Topical Interferon Alpha-2b, including by reason of the possibility that Schering may determine not to provide us with further quantities of interferon alpha-2b beyond the quantity originally agreed to, and/or may determine not to exercise its option to obtain a worldwide, exclusive license to make, have made, export, use, offer for sale and sell pharmaceutical products containing alpha interferon in combination with the Biphasix™ technology. Any of these events could have a material adverse effect on us.

Our proprietary technology is difficult to protect, and the unauthorized use of our proprietary technology by a third party may impair our ability to compete effectively.

We rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality undertakings with parties that have access to it, such as our current and prospective distributors, collaborators, employees and consultants. Any of these parties may breach the undertakings and disclose our confidential information or our competitors might learn of the information in some other way. Enforcing a claim that a third-party illegally obtained and is using our trade secrets is expensive and time consuming and the outcome is unpredictable. In addition, courts outside Canada and the United States may be less willing to or may not protect trade secrets. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our business may be materially adversely affected.

Licenses or rights to use processes, technology, products or information may be terminated or expire, and we may be unable to obtain these licenses or rights on favorable terms.

The manufacture and sale of any products developed by us will involve the use of processes, technology, products, or information, the rights to certain of which are owned by others. Although we have obtained licenses or rights with regard to the use of certain of our processes, technology, products, and information, such as the NRC license of the lung antibody used by us for L-DOS47, such licenses or rights may be terminated or expire during critical periods and we might not be able to obtain licenses or other rights which may be important to us, or, if obtained, such licenses might not be obtained on favorable terms. Some of these licenses provide for limited periods of exclusivity that may be extended only with the consent of the licensor and such extensions may not be granted on any or all such licenses. This same restriction may be contained in licenses obtained in the future. To maintain these agreements in good standing, we must abide by the terms of such agreements, and the loss of any of such agreements due to default would have a negative impact on us. In particular, the loss of the NRC license for the antibody used in L-DOS47 would have a material adverse effect on the further development of that compound, and may require the cessation of such development, which would have a material adverse effect on us. Unless earlier terminated, the NRC license will terminate when the last patent right related to the licensed technology expires, on a country-by-country basis. Patent applications in respect of the technology which is the subject of the license have been filed in Canada, the United States, and in other countries. Should patents issue from the patent applications filed in Canada and the United States, such patents would be expected to expire in August and March of 2024, respectively.

We may be exposed to liability claims which are uninsured or not sufficiently insured, and any claims may adversely affect our ability to obtain insurance in the future or result in negative publicity regarding the efficacy of our products.

The sale of products in our distribution operations, the use of any of our unapproved products under development, the use of our products in clinical trials, and, if regulatory approval is received, the sale of such products, may expose us to liability claims which could materially adversely affect our business. Such claims might be made directly by consumers, healthcare providers or by pharmaceutical companies or others selling or consuming such products. We may not be able to maintain or obtain commercially reasonable product liability insurance for future products, and any claims under any insurance policies may adversely affect our ability to maintain existing policies or to obtain new insurance on existing or future products. Further, even if sufficient insurance coverage is available to cover any potential claim, publicity associated with any such claim could adversely affect public opinion regarding the safety or efficacy of our products. As a result, any product liability claim or recall could materially adversely affect our business.

We operate in an industry that is more susceptible to legal proceedings.

We operate in a field whose firms are more susceptible to legal proceedings than firms in other industries, due to the uncertainty involved in the development of pharmaceuticals. We intend to vigorously defend such actions if and when they arise. Defense and prosecution of legal claims can be expensive and time consuming, and may adversely affect us regardless of the outcome due to the diversion of financial, management and other resources away from our primary operations. In addition, a negative judgment against us, even if we are planning to appeal such a decision, or even a settlement in a case, could negatively affect our cash reserves, and could have a material negative effect on the development of our drug products.

Additional regulatory considerations in Canada and other countries may affect the price of drugs sold and delay necessary approvals of our drugs.

Problems could arise which could delay or prevent the commercialization of our products currently under development, and the TPD, FDA and other foreign regulatory agencies could be unsatisfied with the results of clinical trials and fail to approve the marketing of such products. Certain provincial regulatory authorities in Canada have the ability to determine whether the cost of a drug sold within such province will be reimbursed by a provincial government health plan by listing drugs on formularies. These provincial formularies may affect the prices of drugs sold within provinces and the volume of drugs sold within provinces. In addition to the regulatory approval process, pharmaceutical companies are subject to regulations under provincial, state and federal law, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other present and future local, provincial, state, federal and foreign regulations, including possible future regulations of the pharmaceutical industry. We cannot predict the time required for regulatory approval, or the extent of clinical testing and documentation that is required by regulatory authorities. Any delays in obtaining, or failure to obtain regulatory approvals in Canada, the United States, Europe or other foreign countries would significantly delay the development of our markets and the receipt of revenues from the sale of our products.

We are dependent on third-parties and the failure of a third party to perform, or any delay by a third party in performing its obligations, may adversely affect us.

We are dependent on third parties to varying degrees in virtually all aspects of our business. With respect to L-DOS47 research and development, such third parties are relied upon for, among other things, toxicology studies, clinical trial assays, manufacturing drug substance and bulk drug product, vialing bulk drug product for clinical studies, and quality control testing of drug substance, bulk drug product and vialed drug product. With respect to Topical Interferon Alpha-2b research and development, third parties are relied upon for, among other things, manufacturing of product for clinical trials, the supply of active drug substance, and conducting ongoing clinical trials.

The performance and interdependence of third party service providers can critically affect our performance and the achievement of our milestones.

Critical supplies may not be available from third parties on acceptable terms or at all, service providers may not perform, or continue to perform, as needed, or be available to provide the required services on acceptable terms or at all. Any lack of or interruption in supplies of raw materials, and any change in service providers or any inability to secure new service providers, or interruption in the provision of such services, would have an adverse impact on the development and commercialization of our products. Without limiting the generality of the foregoing, in the case of L-DOS47, we have reported that we previously experienced challenges in successfully producing GMP engineering batches, including third party scheduling and technical issues, resulting in delays in the L-DOS47 development program. Furthermore, following successful engineering batch production, we have experienced delays in manufacturing our initial clinical batch of L-DOS47 again associated with third party scheduling and technical issues. In addition, we have most recently relied on BioVectra for our supply of urease, a key component of L-DOS47, as well as for the manufacture of L-DOS47 in bulk for clinical testing. Our previous contract with BioVectra has been completed and we are currently in negotiations with BioVectra for a new contract for the further supply of L-DOS47. If we cannot come to an agreement with BioVectra, we will have to find a new supplier of urease, as well as a new manufacturer of bulk drug product for future clinical testing programs. There can be no assurance that a new supplier or manufacturer can be contracted in a timely manner or at all, and this could negatively impact our development plans for L-DOS47.

In the case of Topical Interferon Alpha-2b, we are currently dependent on Schering for our supply of interferon alpha-2b. We have granted Schering the option to obtain an exclusive worldwide license to use our Biphasix™ technology in pharmaceutical products containing interferon-alpha. Topical Interferon Alpha-2b incorporates our Biphasix™ technology with interferon alpha-2b. We currently expect that in order to complete our development program for Topical Interferon Alpha-2b, we will require a further supply of interferon alpha-2b from Schering beyond the amount originally agreed. We will also require further supplies of interferon alpha-2b in order to be able to commercialize Topical Interferon Alpha-2b, should Schering determine not to exercise its option. There can be no assurance that Schering will supply us with any such additional interferon alpha-2b on acceptable terms or at all, or that we would be able to secure alternative supplies in a timely manner, on acceptable terms or at all. Even if alternative supplies can be arranged, there may be challenges from a regulatory perspective demonstrating adequately to the authorities that a new supplier’s raw material is considered interchangeable with Schering’s interferon alpha-2b. Accordingly, lack of continued supply from Schering of our requirements of interferon alpha-2b, or the non-exercise by Schering of its option, could adversely affect our Topical Interferon Alpha-2b program, and such effect could have a materially adverse effect on our completion of development or commercialization of Topical Interferon Alpha-2b.

Also, in the case of Topical Interferon Alpha-2b, we will need strategic partner support in order to be able to conduct our planned U.S. Phase II/III and European Phase III clinical trials, which may involve revising our agreement with Schering, requiring their consent. There can be no assurance that such strategic partner support will be obtained upon acceptable terms or at all.

In addition, we may grant to our collaborative research and development partners rights to license and commercialize any products developed, and in fact we have already granted such rights in the case of Topical Interferon Alpha-2b. Such rights would limit (and do limit, in the case of Topical Interferon Alpha-2b) our flexibility in considering alternatives for supply of critical materials and therefore, commercialization of such products. Any failure of such arrangement would have a negative impact on us.

With respect to L-DOS47, we are currently dependent on, in addition to third-party suppliers, manufacturers and consultants, the NRC and its license to us of a lung cancer antibody in order to develop and commercialize L-DOS47. Early termination of the license would have a material adverse effect on the further development of L-DOS47 and may require the cessation of such development, which would have a material adverse effect on us.

All of our licensing and royalty revenue is dependent on royalties collected from a single licensee, and a substantial portion of our product distribution revenue is dependent on sales of product purchased from a single supplier. The termination of these license or supply arrangements, or non-performance by the other parties thereto, would negatively impact our revenues. Our exclusive distribution agreement with Anika Therapeutics for the distribution of Orthovisc® and Monovisc™ in Canada expires March 31, 2011. While we expect to negotiate a new agreement, failure to do so could have a material adverse effect on our product revenue.

We rely on third-party manufacturers of our products and the inability to maintain reliable manufacturers may prevent us from meeting our business objectives.

We have relied and will continue to rely heavily on contract manufacturers for the production of product required for our clinical studies, product formulation work, scaling-up experiments and commercial production. We may not be able to obtain new, or keep our current, contract manufacturers to provide these services. Even if we do, contract manufacturers may not be reliable in meeting our requirements for cost, quality, quantity or schedule, or the requirements of any regulatory agencies. As a result, we may not be able to manufacture products in quantities or qualities that would enable us to meet our business objectives. Any such failure would materially adversely affect our business. For instance, in the case of L-DOS47, we have reported that we previously experienced challenges in successfully producing GMP engineering batches, including third party scheduling and technical issues, resulting in delays in the L-DOS47 development program. Furthermore, following successful engineering batch production, we experienced delays in manufacturing our initial GMP clinical batch of L-DOS47 again associated with third party scheduling and technical issues, which has caused us to revise our expected date of filing our planned U.S. Phase I and Polish Phase I/II regulatory dossiers to the second quarter of fiscal 2011.

If we are successful in developing the markets for our products, we would have to arrange for their scaled-up manufacture. There can be no assurance that we will, on a timely basis, be able to make the transition from manufacturing clinical trial quantities to commercial production quantities successfully or be able to arrange for scaled-up commercial contract manufacturing. Any potential difficulties experienced by us in manufacturing scale-up, including recalls or safety alerts, could have a material adverse effect on our business, financial condition, and results of operations.

Claims of infringement by us of proprietary rights owned by third-parties may cause us to incur expenses in defending against such allegations, or require us to modify our products or obtain licenses.

The biotechnology and pharmaceutical industries have experienced substantial litigation involving the manufacture, use and sale of new products that are the subject of conflicting proprietary rights. As a result, there is a substantial risk that we, or one or more of our licensors, may become subject to litigation alleging that our or such licensor’s products and technologies infringe on the proprietary rights of third parties. It is possible that our products and technologies do infringe the rights of third parties. Whether or not our or such licensors’ products or technologies infringe on the proprietary rights of third parties, we or such licensor could incur significant expenses in defending allegations of infringement of proprietary rights. Further, we or such licensors may be required to modify our products or obtain licenses for intellectual property rights as a result of any alleged proprietary infringement. We or such licensors may not be able to modify our products or obtain licenses on commercially reasonable terms, in a timely manner or at all, any of which could adversely affect our business.

We have historically obtained, and expect to continue to obtain, our requisite additional financing primarily by way of sales of our equity, which may result in significant dilution to existing shareholders.

Our most recent equity sale was completed on August 6, 2010 by way of a private placement, issuing 4,530,000 units at $2.43 per unit, for approximate net proceeds of $9.5 million. Each unit consisted of one common share and one share purchase warrant, with each share purchase warrant entitling the holder to purchase one additional common share at $3.40 until 5:00 pm Toronto time on August 5, 2013. A total of 4,530,000 common shares were issued on completion of the placement, and up to an additional 4,530,000 common shares are issuable on exercise of the share purchase warrants. Further equity financings will also result in dilution to existing shareholders, and such dilution could be significant.

We have limited sales, marketing, and distribution experience.

We have limited experience in the sales, marketing, and distribution of pharmaceutical and medical device products. There can be no assurance that we will be able to establish sales, marketing, and distribution capabilities or make arrangements with our collaborators, licensees, or others to perform such activities or that such efforts will be successful. If we decide to market any of our products directly, we must either acquire or internally develop a marketing and sales force with technical expertise and with supporting distribution capabilities. The acquisition or development of a sales and distribution infrastructure would require substantial resources, which may divert the attention of our management and key personnel, and have a negative impact on our product development efforts. If we contract with third parties for the sales and marketing of our products, our revenues will be dependent on the efforts of these third parties, whose efforts may not be successful. If we fail to establish successful marketing and sales capabilities or to make arrangements with third parties, our business, financial condition and results of operations would be materially adversely affected.

If any of our product candidates are approved for sale to the public, we may be unable to sell our products profitably because of the uncertainty of pharmaceutical pricing, reimbursement and healthcare reform measures.

The availability of reimbursement by governmental and other third-party payers affects the market for any pharmaceutical product. These third-party payers continually attempt to contain or reduce the costs of healthcare. There have been a number of legislative and regulatory proposals to change the healthcare system and further proposals are likely. Significant uncertainty exists with respect to the reimbursement status of newly approved healthcare products. In addition, third-party payers are increasingly challenging the price and cost effectiveness of medical products and services. We might not be able to sell our products profitably or recoup the value of our investment in product development if reimbursement is unavailable or limited in scope.

Indemnification obligations to our directors and senior management may adversely affect our finances.

We have entered into agreements pursuant to which we will indemnify our directors and senior management in respect of certain claims made against them while acting in their capacity as such. If we are called upon to perform our indemnity obligations, our finances will be adversely affected. We are not aware of any matters pending or under consideration that may result in indemnification payments to any of our present or former directors or senior management.

Our finances may fluctuate based on foreign currency exchange rates.

We operate internationally and are exposed to foreign exchange risks from various currencies, primarily the Euro and U.S. dollar. Foreign exchange risks arise from the foreign currency translation of our integrated foreign operation in Ireland. The net assets in Ireland consist mainly of cash and cash equivalents, denominated in Euros, which are currently used to fund clinical trials of Topical Interferon Alpha-2b in Europe.

In addition, foreign exchange risks arise from purchase transactions as well as recognized financial assets and liabilities denominated in foreign currencies. Both purchase transactions and recognized financial assets and liabilities are primarily denominated in Euros and U.S. dollars. We purchase and pay for inventory in both Euros and U.S. dollars. Purchased inventory is sold into the Canadian marketplace in Canadian dollars. We also purchase and pay for various services, such as consulting services and clinical research costs in both Euros and U.S. dollars. In addition, we receive a revenue stream from royalties denominated in Euros from the license of our Klean-PrepTM to Helsinn.

Our main objective in managing our foreign exchange risk has been to maintain sufficient Euros on hand to support Euro forecasted cash flows in support of ongoing clinical trials of Topical Interferon Alpha-2b in Europe as well as a hedge against purchase transactions denominated in Euros. We have generally maintained minimal cash balances denominated in U.S. dollars due to the Canadian dollar’s appreciation against the U.S. dollar and the small amount of purchase transactions denominated in U.S. dollars. As we expand our research and development programs, some of these contracted services are being denominated in U.S. dollars.

Our business involves environmental risks that could result in accidental contamination, injury, and significant capital expenditures in order to comply with environmental laws and regulations.

Research, development and commercial processes may result in residues that may be environmentally unfriendly. We and our commercial collaborators are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials complies with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources. We are not specifically insured with respect to this liability. We (or our collaborators) may be required to incur significant costs to comply with environmental laws and regulations in the future; and our operations, business or assets may be materially adversely affected by current or future environmental laws or regulations.

RISKS RELATED TO THE OFFERING AND THE SECURITIES, AND THE COMPANY’S U.S. STATUS

The price of our common shares is volatile. If our common shares are delisted from the TSX or NYSE Amex, or any other stock exchange where our common shares may be listed, investors may have difficulty in disposing of common shares held by them.

The price of our shares, as well as market prices for securities of biopharmaceutical and drug delivery companies generally, have historically been highly volatile, and have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. For the last two fiscal years, the closing price of our common shares has ranged from a low of $1.18 on November 20, 2008 to a high of $3.24 on September 21, 2009 on the TSX. Since listing on the OTCQX on June 23, 2009, to September 15, 2010, being the date we commenced trading on NYSE Amex and ceased trading on OTCQX, the closing price of our common shares ranged from a low of USD$1.22 on June 23, 2009 to a high of USD$3.00 on December 30, 2009 on the OTCQX. Since listing on NYSE Amex on September 15 2010, to November 22, 2010, the closing price of our common shares has ranged from a low of USD$2.50 on October 8, 20 and 21, 2010 to a high of USD$2.73 on November 12, 2010. Future announcements concerning us, our competitors or other biopharmaceutical companies, including the results of testing and limited human clinical studies, technological innovations or new therapeutic products, governmental regulation, developments in patent or other proprietary rights, litigation or public concern as to the safety of products developed by us or others and general market conditions may have a significant effect on the market price of our common shares. There are minimum listing requirements for an issuer to maintain its listing on the TSX or NYSE Amex, and if we fail to maintain these listing requirements, we may be delisted from the TSX or NYSE Amex. De-listing of us or our shares from any securities exchange could have a negative effect on the liquidity of our shares and/or the ability of a shareholder to trade in our shares, and could have an adverse effect on our ability to raise future equity financings.

Helix’s common shares have historically been traded at a low volume.

Helix’s common shares trade in a very low amount compared to the number of common shares outstanding. In the 2010 fiscal year, the average monthly volume of common shares traded on the TSX was 792,107. This means a shareholder could have difficulty disposing of common shares, especially if there are other of our shareholders trying to sell their shares in us at the same time. Moreover, a low amount of trading could mean that dispositions of shares in the overall market could have a greater adverse affect on our share price than in other companies that trade their shares in larger volumes.

Dilution through exercise of share options, warrants, or other securities convertible or exchangeable into common shares, could adversely affect Helix’s shareholders.

Because the success of Helix is highly dependent upon our management and our personnel, we have granted to some or all of our employees, directors and consultants, options to purchase common shares as non-cash incentives. To the extent that significant numbers of such options are exercised, the interests of our other shareholders will be diluted. At November 22, 2010, there were 64,505,335 common shares outstanding, share purchase options outstanding to purchase up to 4,734,500 common shares with exercise prices ranging from $1.68 to $3.00 per share and warrants outstanding to purchase up to 14,555,000 common shares at exercise prices ranging from $2.36 - $3.40 per share. If all of these securities were exercised, an additional 19,289,500 common shares would become issued and outstanding. This represents an increase of approximately 29.9% in the number of shares issued and outstanding as at November 22, 2010 and would result in significant dilution to current shareholders.

As a “foreign private issuer”, Helix is exempt from certain sections of the Exchange Act which results in shareholders having less complete and timely data than if Helix were a domestic U.S. issuer.

As a “foreign private issuer,” as defined under the U.S. securities laws, we are exempt from certain sections of the Exchange Act. In particular, we are exempt from Section 14 proxy rules which are applicable to domestic U.S. issuers. The submission of proxy and annual meeting of shareholder information (prepared to Canadian standards) on Form 6-K has typically been more limited than the submissions required of U.S. issuers and results in shareholders having less complete and timely data, including, among others, with respect to disclosure of: (i) personal and corporate relationships and age of directors and officers; (ii) material legal proceedings involving us, our affiliates, and directors, officers, promoters and control persons; (iii) the identity of principal shareholders and certain significant employees; (iv) related party transactions; (v) audit fees and change of auditors; (vi) voting policies and procedures; (vii) executive compensation; and (viii) composition of the compensation committee. In addition, due to our status as a foreign private issuer, our officers, directors and principal shareholders are exempt from the short-swing insider disclosure and profit recovery provisions of Section 16 of the Exchange Act. Therefore, these officers, directors and principal shareholders are exempt from short-swing profits which apply to insiders of U.S. issuers. The foregoing exemption results in shareholders having less data in this regard than is available with respect to U.S. issuers.

If we are characterized as a passive foreign investment company, our U.S. shareholders may suffer adverse tax consequences.

If for any taxable year our passive income, or the value of our assets that produce (or are held for the production of) passive income, exceed specified levels, we may be characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. This characterization could result in adverse U.S. tax consequences to our U.S. shareholders, including having a gain on the disposition of our common shares being treated as ordinary income and any resulting U.S. federal income tax being increased by an interest charge. Rules similar to those applicable to dispositions generally will apply to certain “excess distributions” in respect of our common shares. We believe we were not a PFIC for the year ending July 31, 2010 and do not expect to be classified as a PFIC for the taxable year ending July 31, 2011. However, PFIC status is determined as of the end of the taxable year and is dependent on a number of factors, including the value of our passive assets, the amount and type of our gross income, and our market capitalization. Therefore, there can be no assurance that we will not become a PFIC for the taxable year ending July 31, 2011 or in any future taxable year. Additionally, there are no assurances that the United States Internal Revenue Service will agree with our conclusion. U.S. shareholders should consult with their own U.S. tax advisors with respect to the U.S. tax consequences of investing in our common shares.

U.S. investors may not be able to enforce their civil liabilities against us or our directors, controlling persons and officers.

It may be difficult for U.S. investors to bring and enforce suits against Helix. Helix is a company amalgamated under the CBCA. A majority of our directors are residents of Canada, and all or substantial portions of their assets are located outside of the United States, predominately in Canada. As a result, it may be difficult for U.S. holders of our common shares to effect service of process on these persons within the United States or to realize in the United States upon judgments rendered against them. In addition, if a judgment is obtained in the U.S. courts based on civil liability provisions of the U.S. federal securities laws against us or our directors or officers, it will be difficult to enforce the judgment in the Canadian courts against us and any of our non-U.S. resident executive officers or directors. Accordingly, U.S. shareholders may be forced to bring actions against us and our respective directors and officers under Canadian law and in Canadian courts in order to enforce any claims that they may have against us or our directors and officers. Nevertheless, it may be difficult for U.S. shareholders to bring an original action in the Canadian courts to enforce liabilities based on the U.S. federal securities laws against us and any of our non-U.S. resident executive officers or directors.

Our common shares are listed on NYSE Amex, but we may continue to rely on certain Canadian requirements concerning corporate governance issues, in which case, there exists the possibility that Canadian securities requirements will provide less protection than those required under the U.S. national exchange rules.

In lieu of certain rules of the NYSE Amex, as a foreign private issuer we are able to follow certain corporate governance rules that conform to Canadian requirements, including the following:

  With respect to quorum for shareholder meetings, NYSE Amex requires a minimum quorum of 33-1/3% of our outstanding shares. We have adopted by-laws, which provide that a quorum of shareholders is present at a meeting of shareholders, if the holders of 10% of the shares entitled to vote at the meeting are present in person or represented by proxy, provided that a quorum shall not be less than two persons.

  Under Section 804(a) of the NYSE Amex Company Guide, Board of Director nominations must be either selected, or recommended for the Board's selection, by either a Nominating Committee comprised solely of independent directors or by a majority of the independent directors. Helix has a Governance Committee, whose mandate includes making recommendations to the Board for the selection of director nominees. This Committee is comprised of 3 board members, a majority of whom are independent directors. This majority is ½ of the independent board members.

  Under Section 805(a) of the NYSE Amex Company Guide, compensation of the chief executive officer of a listed company must be determined, or recommended to the Board for determination, either by a Compensation Committee comprised of independent directors or by a majority of the independent directors on its Board of Directors. Compensation for all other officers must be determined, or recommended to the Board for determination, either by such Compensation Committee or a majority of the independent directors on the company's Board of Directors. Helix’s Compensation Committee is comprised of 3 board members, a majority of whom are independent directors. This majority is ½ of the independent board members. The Compensation Committee recommends to the Board compensation for the Chief Executive Officer and all of our other senior officers, namely the President & Chief Operating Officer, Chief Financial Officer and Chief Scientific Officer. Compensation for the two remaining officers, namely the VP Product Distribution and VP Topical Drug Product Development is determined by management.

  Under Section 713 of the NYSE Amex Company Guide, shareholder approval is required if a listed company is to issue common stock (or securities convertible into common stock) amounting to more than 20% of the listed company’s currently outstanding common stock. The corresponding rule under policies of the TSX is that shareholder approval is required if 25% or more of a company’s outstanding common stock is to be issued.

An active market may not develop for the warrants, preferred shares or units which may hinder your ability to liquidate your investment.

To the extent that any of the warrants, preferred shares or units issued under this prospectus are transferable, there is currently no market through which these securities may be sold and purchasers may not be able to resell them. We do not currently intend to list any of such securities on any securities exchange. While a dealer may intend to make a market in such securities after their issuance, a dealer may not be obligated to do so and may discontinue such market-making at any time. As a result, we cannot assure you that an active trading market will develop for any such securities. In addition, after their initial issuance, such securities may trade at a discount to their initial offering price. Also, any warrants, preferred shares or units issued by us may be non-transferable according to their terms.

We will have broad discretion in the use of the net proceeds of an offering of our securities.

We will have broad discretion over the use of the net proceeds from an offering of our securities. Because of the number and variability of factors that will determine our use of such proceeds, our ultimate use might vary substantially from our planned use. You may not agree with how we allocate or spend the proceeds from an offering of our securities. We may pursue acquisitions, collaborations, clinical trials or other business that do not result in an increase in the market value of our securities, including the market value of our common shares, and may increase our losses.

CHANGES IN LOAN AND CAPITAL STRUCTURE

Since July 31, 2010, there has been no change in our loan and capital structure except for the following:

  On August 6, 2010, we completed a private placement financing resulting in the issuance of 4,530,000 units at $2.43 per unit. Each unit consists of one common share and one common share purchase warrant, with each common share purchase warrant entitling the holder to purchase, subject to adjustment, one of our common shares. We received net proceeds of approximately $9.5 million.

As of July 31, 2010, we had no outstanding long-term debt.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds that we receive from the issue of our securities will be used for working capital and general corporate purposes. We intend to use the funds as stated in the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL, COMMON SHARES AND RELATED INFORMATION

AUTHORIZED CAPITAL

Our authorized share capital consists of an unlimited number of common shares without nominal or par value and 10,000,000 preferred shares, without nominal or par value. As at November 22, 2010, there were 64,505,335 common shares and no preferred shares outstanding.

The following is a summary of the material provisions attached to the common shares and the preferred shares.

Common Shares

The holders of the common shares are entitled to vote at all meetings of the shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each common share carries with it the right to one vote. Subject to the rights, privileges, restrictions and conditions attaching to any other class or series of our shares, the holders of the common shares are entitled to receive any dividends declared and payable by us on the common shares. Dividends may be paid in money or property or by issuing our fully paid shares. Subject to the rights, privileges, restrictions and conditions attaching to any other class or series of our shares, the holders of the common shares are entitled to receive our remaining property upon dissolution.

No shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds. The common shares must be issued as fully-paid and non-assessable, and are not subject to further capital calls by us. The common shares are without par value. All of the common shares rank equally as to voting rights, participation in a distribution of our assets on our liquidation, dissolution or winding-up and the entitlement to dividends.

Preferred Shares

We do not currently have any preferred shares outstanding. Our preferred shares may at any time and from time to time be issued in one or more series. The directors may from time to time, by resolution passed before the issue of any preferred shares of any particular series, fix the number of preferred shares in, and determine the designation of the preferred shares of, that series and create, define and attach special rights, privileges, restrictions and conditions to the preferred shares of that series, including, but without limiting the generality of the foregoing, the voting rights, if any, attached to the preferred shares of any series, the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative, the dates, places and currencies of payment thereof, the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium, conversion or exchange rights, and the terms and conditions of any share purchase plan or sinking fund; provided, however, that no special right, privilege, restriction or condition so created, defined or attached shall contravene the provisions of the next paragraph.

Our preferred shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital, in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other return of capital or distribution of our assets among our shareholders for the purpose of winding up our affairs, rank on a parity with the preferred shares of every other series and be entitled to preference over our common shares and over any other shares ranking junior to the preferred shares. Our preferred shares of any series may also be given such other preferences, not inconsistent with our articles, over our common shares, and any of our other shares ranking junior to such preferred shares, as may be fixed in accordance with the preceding paragraph.

DIVIDEND POLICY

We have not paid any dividends since our incorporation. We will consider paying dividends in future as our operational circumstances may permit having regard to, among other things, our earnings, cash flow and financial requirements. Moreover, we do not currently meet the solvency requirements set out in the CBCA for payment of a dividend. It is the current policy of the board of directors to retain any earnings to finance our business plan.

TRADING PRICE AND VOLUME

The following table sets forth, for the periods indicated, the reported high and low closing prices and the average volume of trading of our common shares on the TSX:

	TSX (CAD)
Calendar Period	High ($)	Low ($)	Daily Average Volume

October 2009	3.02	2.35	46,527
November 2009	2.95	2.35	38,873
December 2009	3.21	2.55	65,206
January 2010	3.16	2.57	35,590
February 2010	2.80	2.48	90,471
March 2010	2.92	2.40	52,795
April 2010	2.57	2.35	30,201
May 2010	2.64	2.35	24,730
June 2010	2.50	2.37	26,714
July 2010	2.43	2.35	23,714
August 2010	2.45	2.39	30,119
September 2010	2.61	2.40	51,205
October 2010	2.60	2.50	29, 342
November 2010 [1]	2.73	2.50	10,351

PRIOR SALES

On December 14, 2009, we granted options to purchase up to 968,000 of our common shares to certain of our directors, executive officers, employees and consultants. The options were granted pursuant to our stock option plan and the exercise price of such options was $2.74 per common share.

On August 6, 2010, we completed a private placement of units at a price of $2.43 per unit, with each unit consisting of one common share and one share purchase warrant. We raised net proceeds of approximately $9.5 million. In this private placement, we issued 4,530,000 common shares along with warrants to purchase up to 4,530,000 additional common shares. Each warrant is exercisable for a period of 3 years from their issuance and entitles the holder to acquire one common share at a price of $3.40.

On August 17, 2010, we granted options to purchase up to 1,043,000 of our common shares to certain of our directors, executive officers, employees and consultants. The options were granted pursuant to our stock option plan and the exercise price of such options was $2.43 per common share.

Over the past 12 months, we issued shares upon the exercise of options, at a weighted average exercise price of $2.00 per share, as follows: on April 12, 2010, 20,000 shares; on April 16, 2010, 50,000 shares; on June 17, 2010, 25,000 shares; on June 23, 2010, 5,000 shares; and on June 28, 2010, 75,000 shares.

[1] For the period November 1 to November 19, inclusive.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common shares.

We will not offer warrants for sale separately to any member of the public in the Province of Ontario unless the offering is in conjunction with and forms part of the consideration for an acquisition or merger transaction or unless the prospectus supplement containing the specific terms of the warrants to be offered separately is first approved for filing by the Ontario Securities Commission.

The particular terms of each issue or series of warrants will be described in the related prospectus supplement. This description will include, where applicable:

  the designation and aggregate number of warrants offered;

  the currency or currency unit in which the warrants are denominated;

  the date on which the right to exercise the warrants will commence and the date on which the right will expire;
  the number of common shares that may be purchased upon exercise of each warrant and the price at which, and currency or currencies in which, that amount of common shares may be purchased upon exercise of each warrant;
  if offered in conjunction with the common shares, the number of warrants that will be offered with each common share;
  the date or dates, if any, on or after which the warrants and the related common shares will be transferable separately;
  the minimum or maximum amount, if any, of warrants that may be exercised at any one time;

  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

  any other material terms of the warrants.

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of common shares.

DESCRIPTION OF UNITS

We may issue units comprising any combination of the other securities described in this prospectus. Each unit will be issued so that the holder of such unit is also the holder of each security included in such unit. Therefore, the holder of a unit will have the rights and obligations of a holder of each included security (except in some cases where the right to transfer an included security of a unit may not occur without the transfer of the other included security comprising part of such unit).

The prospectus supplement relating to any units offered hereunder will describe the terms of the units and the applicable offering, including some or all of the following:

  the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may or may not be held or transferred separately;

  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to the unit agreement, if any, and, if applicable, collateral agreements relating to such units.

PLAN OF DISTRIBUTION

We may offer and sell the securities referred to in this prospectus to or through underwriters or dealers purchasing as principals, and we may also sell the securities to one or more purchasers directly or through agents. Securities may be sold from time to time in one or more transactions at a fixed price or prices, or at non-fixed prices.

A prospectus supplement will identify each underwriter, dealer or agent engaged by us, as the case may be, in connection with the offering and sale of a particular issue of securities, and will also set forth the terms of the offering, including the public offering price (or the manner of determination thereof if offered on a non-fixed price basis), the proceeds to us and any compensation payable to the underwriters, dealers or agents.

The securities offered in a prospectus supplement may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with any offering of securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe the principal Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.

The applicable prospectus supplement may also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any securities offered under this prospectus by an investor who is a United States person (within the meaning of the United States Internal Revenue Code).

AUDITORS

The consolidated financial statements for the years ended July 31, 2010, 2009, and 2008 incorporated in this prospectus by reference have been audited by KPMG LLP, independent registered chartered accountants, as stated in their report, which is incorporated herein by reference. KPMG LLP has confirmed their independence with respect to the Company (and its related entities) within the meaning of the Rules of Professional Conduct/Code of Ethics of the Institute of Chartered Accountants of Ontario.

LEGAL MATTERS

Certain legal matters relating to the securities offered by this prospectus will be passed upon for us by Cawkell Brodie Glaister LLP, Vancouver, BC, with respect to matters of Canadian law, and Kramer Levin Naftalis & Frankel LLP of New York, NY with respect to matters of United States law. The partners and associates of Cawkell Brodie Glaister LLP beneficially own, directly or indirectly, less than 1 % of any class of securities issued by Helix.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common shares is Computershare Investor Services Inc. at its principal office in Toronto, Ontario.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents listed under "Documents Incorporated by Reference"; consent of auditors; and power of attorney.

PURCHASERS' STATUTORY RIGHTS

The securities legislation of the Province of Ontario provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus, the accompanying prospectus supplement and any amendment. In Ontario, securities legislation provides a purchaser with remedies for rescission or damages if the prospectus, the accompanying prospectus supplement and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the Province of Ontario. The Purchaser should refer to any applicable provisions of the securities legislation of the Province of Ontario for the particulars of these rights or consult with a legal advisor. If a particular offering of securities is on a non-fixed price basis, this right may only be exercised within two business days after the receipt or deemed receipt of a prospectus supplement and any amendment, irrespective of the determination at a later date of the purchase price of the securities distributed.

AUDITORS' CONSENT

The Board of Directors of Helix BioPharma Corp.

We have read the short form base shelf prospectus of Helix BioPharma Corp. (the “Company”) dated November 23, 2010 relating to the potential sale and issue of up to USD $75,000,000 in aggregate of common shares, preferred shares, warrants or units of the Company (the “Prospectus”). We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Prospectus, of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at July 31, 2010 and 2009 and the consolidated statements of operations and comprehensive loss, deficit, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2010 and the effectiveness of internal controls over financial reporting as of July 31, 2010. Our report is dated October 8, 2010.

(signed) KPMG LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
November 23, 2010

i

CERTIFICATE OF THE CORPORATION

Dated: November 23, 2010

This short form prospectus, together with the documents incorporated in this short form prospectus by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the Province of Ontario.

/s/ Donald H. Segal	/s/ Photios (Frank) Michalargias
DONALD H. SEGAL	PHOTIOS (FRANK) MICHALARGIAS
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

/s/ Kazimierz Roszkowski-Sliz	/s/ W. Thomas Hodgson
KAZIMEIRZ ROSZKOWSKI-SLIZ	W. THOMAS HODGSON
Director	Director

ii

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under Section 124 of the Canada Business Corporations Act, the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the Registrant as a matter of right if he or she was not judged by the Court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above. The Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification.

In accordance with the provisions of the Canada Business Corporations Act described above, the by-laws of the Registrant, and indemnity agreements signed between the Registrant and its directors and officers, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of another entity, and his or her heirs and legal representatives, against all costs, losses, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding in which the director or officer is or may become involved because the director or officer is or was a director or officer of the Registrant or acts or acted at the request of the Registrant as a director or officer, or in a similar capacity, of another entity, if: (a) the person acted honestly and in good faith with a view to the best interests of the Registrant or other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and (b) in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that their conduct was lawful. The Registrant shall advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification. The Registrant shall, with the approval of a court, indemnify a director or officer, or advance moneys, in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favour, to which the director or officer is made a party because of his or her association with the Registrant or other entity as described above against all costs, charges and expenses including an amount paid to settle an action or satisfy a judgment, if the director or officer fulfils the conditions set out in (a) and (b) above. In the event that the individual has to include any indemnification as income, under the indemnity agreement, the Registrant must also indemnify the individual for any taxes payable.

The by-laws of the Registrant also provide that the Registrant may, to the extent permitted by the Canada Business Corporations Act, purchase and maintain insurance for the benefit of any person referred to above against any such liability as the board of directors may from time to time determine. The Registrant purchases such insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

Exhibits

See Exhibit Index following the signature pages of this Registration Statement.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

At the time of filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing and has duly caused this Registration Statement on Form F-10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, Province of Ontario, Canada, on November 23, 2010.

HELIX BIOPHARMA CORP.

By:	/s/ Donald H. Segal
	Name:	Donald H. Segal
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form F-10 has been signed by the following persons in the capacities indicated below on November 23, 2010.

Signature	Title

/s/ Donald H. Segal	Chairman and Chief Executive Officer and Director
Donald H. Segal	(Principal Executive Officer)

/s/ Photios (Frank) Michalargias
Photios (Frank) Michalargias	Chief Financial Officer
(Principal Financial Officer and Principal
Accounting Officer)

*	President and Chief Operating Officer and Director
John M. Docherty

*	Director
Kenneth A. Cawkell

*	Director
W. Thomas Hodgson

*	Director
Jack M. Kay

Signature	Title
*	Director
Gordon M. Lickrish

*	Director
Kazimierz Roszkowski-Sliz

* By:	/s/ Photios (Frank) Michalargias
Photios (Frank) Michalargias
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement on Form F-10, solely in the capacity of the duly authorized representative of Helix BioPharma Corp. in the United States, on November 23, 2010.

CT CORPORATION SYSTEM

By:	/s/ Nancy Lydon
	Name:	Nancy Lydon
	Title:	Vice President

EXHIBIT INDEX

Exhibit Number	Description

4.1

Annual Report filed on Form 20-F for the year ended July 31, 2010, as filed with the Securities and Exchange Commission (the “SEC”) and which is incorporated herein by reference, and on SEDAR on October 29, 2010 and which includes our audited consolidated balance sheets as at July 31, 2010 and 2009 and the related consolidated statements of operations and comprehensive loss, deficit, shareholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2010, including the notes thereto and the auditors' report thereon, as also filed on SEDAR on October 29, 2010, and our management’s discussion and analysis included as “Item 5 – Operating and Financial Review and Prospects” in our Annual Report on Form 20-F.

4.2

Audited consolidated balance sheets as at July 31, 2010 and 2009 and the related consolidated statements of operations and comprehensive loss, deficit, shareholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2010, including the notes thereto and the auditors' report thereon, as separately filed on SEDAR on October 29, 2010 (and filed as Exhibit 99.2 to the Company’s report on Form 6-K filed with the SEC on October 29, 2010, which is incorporated herein by reference).

4.3

 Management's discussion and analysis of our financial condition and results of operations for the year ended July 31, 2010, as filed separately on SEDAR on October 29, 2010 (and filed as Exhibit 99.3 to the Company’s Report on Form 6-K filed with the SEC on October 29, 2010, which is incorporated herein by reference).

4.4

Management information circular for the annual and special meeting of shareholders to be held on December 9, 2010, as filed on SEDAR on November 10, 2010 (and filed as Exhibit 99.1 to the Company’s Report on Form 6-K filed with the SEC on November 12, 2010, which is incorporated herein by reference).

4.5

Material change report as filed on SEDAR on August 13, 2010, regarding the closing of a private placement financing of 4,530,000 units at $2.43 per unit, for gross proceeds of $11,007,900 / net proceeds of approximately $9,500,000 (and filed as Exhibit 99.1 to the Company’s Report on Form 6-K filed with the SEC on August 17, 2010, which is incorporated herein by reference).

5.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP.
6.1*	Power of Attorney.

* Previously Filed

Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Helix BioPharma Corp.

We consent to the use of our audit report dated October 8, 2010 on the consolidated balance sheets of Helix BioPharma Corp. (the “Company”) as at July 31, 2010 and 2009, and the consolidated statements of operations and comprehensive loss, deficit, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2010, and the effectiveness of internal controls over financial reporting as of July 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form F-10.

Our audit report dated October 8, 2010, contains an explanatory paragraph that effective August 1, 2009 the Company, adopted The Canadian Institute of Chartered Accountants’ Handbook Section 3064, Goodwill and Intangible Assets, Section 3862, Financial Instruments - Disclosures, Section 3855, Financial Instruments –Recognition and Measurement.

(signed) KPMG LLP

Chartered Accountants, Licensed Public Accountants
Toronto, Canada
November 23, 2010